Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DIEDRICH COFFEE, INC.

at

$35.00 NET PER SHARE

Pursuant to the Offer to Purchase dated December 11, 2009

by

PEBBLES ACQUISITION SUB, INC.,

a wholly owned subsidiary of

GREEN MOUNTAIN COFFEE ROASTERS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY, NEW YORK TIME, ON MONDAY, JANUARY 11, 2010, UNLESS THE OFFER IS EXTENDED.

December 11, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated December 11, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Offer”) by Pebbles Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only, and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The Offer Price is $35.00 per Share, net to you in cash, without interest thereon.

2.	The Offer is being made for all outstanding Shares that are not already owned by GMCR or any of its controlled subsidiaries (including Purchaser).

3.	The Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City, New York time, on January 11, 2010 (the “Expiration Time”), unless the Offer is extended by Purchaser (in which case the term “Expiration Time” means the latest time and date at which the Offer, as so extended by Purchaser, shall expire).

4.

The Offer is subject to certain conditions described in “The Offer – Section 14 – Conditions of the Offer” in the Offer to Purchase, including, among other things, (a) that more than 50% of the total number of Shares outstanding (which at GMCR’s election may be determined on a fully-diluted basis, in accordance with the formula set forth in the Agreement and Plan of Merger dated as of December 7, 2009, by and among GMCR,

Purchaser and Diedrich (the “Merger Agreement”)) have been validly tendered (and not properly withdrawn) in the Offer, and (b) the other conditions set forth in Exhibit B of the Merger Agreement. The Offer is also subject to other conditions set forth in the Offer to Purchase. There is no financing or diligence out condition to the Offer. However, Purchaser may, to the extent permitted by applicable law, waive or amend any other term or condition of the Offer in its sole discretion. See “The Offer – Section 14 – Conditions of the Offer.”

5.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares other than GMCR or any of its controlled subsidiaries (including Purchaser). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. Neither GMCR nor Purchaser is aware of any jurisdiction in which either the making of the Offer or the acceptance thereof would not be in compliance with applicable law. If GMCR or Purchaser becomes aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with applicable law, then Purchaser may, in its sole discretion, take such actions as Purchaser deems necessary to make the Offer in the jurisdiction and extend the Offer to the holders of Shares in the jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DIEDRICH COFFEE, INC.

at

$35.00 NET PER SHARE

Pursuant to the Offer to Purchase dated December 11, 2009

by

PEBBLES ACQUISITION SUB, INC.,

a wholly owned subsidiary of

GREEN MOUNTAIN COFFEE ROASTERS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 11, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or the Letter of Transmittal, collectively constitute the “Offer”) relating to the Offer by Pebbles Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), that are not already owned by GMCR or any of its controlled subsidiaries (including Purchaser), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                          SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:	, 20

(Signature(s))

Please Print Name(s)

Address

Include Zip Code

Area Code and Telephone No.

Tax Identification or Social Security No.